SANZ Announces Preliminary Fourth Quarter Results
Strong Backlog Heading Into 2004

CASTLE ROCK, CO. March 11, 2004 – SANZ (OTCBB: SANZ) announced today that, on a preliminary basis, it expects that it will record revenue of $15.0 million during its December quarter. It also announced that it expects to record earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $0 to $50,000 and a net loss of approximately ($500,000). These results are similar to those of the Company’s September quarter performance. The Company finished the year with a cash position of $3.8 million, up from $2.2 million at September 30, 2003.

For the full calendar 2003 year, SANZ expects that it will post recorded revenue of approximately $55 million. Because the acquisition of Solunet Storage was completed at the beginning of the second quarter, under GAAP the sales from a portion of SANZ’ current business operations are not included in the full-year results. Pro forma results that include the effect of those excluded operations will be included in the Form 10-KSB annual report when that report is filed.

John Jenkins, SANZ CEO said, “We had a strong surge of new orders in the December quarter, setting a new Company record and exceeding the $19,000,000 mark for total orders booked. The timing of those orders, given holidays and some supplier year-end shutdowns, had an impact on converting those orders into shipments in December. We are pleased that we continued to hold our gains on gross margin and were able keep operating expenses at or slightly below the levels of the September quarter, holding onto the cost savings achieved through the combination of SANZ and Solunet Storage and enabling us to maintain comparable bottom-line results. We enter 2004 with a record backlog and strong momentum in most all of our business segments.”

The audit of SANZ’ accounts for 2003 by its external auditors is not yet complete, and all of these amounts remain subject to adjustment following the completion of that audit. The 2003 year end closing and audit process has been more complex and extended than typical because of the mid-year business combination with Solunet Storage. SANZ intends to release complete results at the end of March when it files its Form 10-KSB annual report.

(As used in this release, “EBITDA” consists of net income computed in accordance with GAAP excluding the effects of depreciation and amortization, interest and other non-operating income or expense, and taxes. Management believes that EBITDA may be useful to investors in assessing the Company’s near-term performance because it excludes the impact of depreciation, amortization and similar costs (or recoveries) related to prior investments, and because depreciation and amortization are not controllable in the current period. Although it is a widely recognized measure, EBITDA is not meant to be considered a substitute or replacement for net income as computed in accordance with generally accepted accounting principles. In addition, our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of EBITDA to net income (loss) for the fourth quarter of 2003 excludes approximately $300,000 of depreciation and amortization, and $250,000 of interest and other expense.)

FORWARD LOOKING STATEMENTS:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. Any such forward-looking statements, which speak only as of the date made, represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to known and unknown risks, uncertainties and important factors beyond the control of the Company that could cause actual results, performance, achievements or and events to differ materially from historical results of operations and events and those presently anticipated or projected. Factors that may cause such differences include, but are not limited to: the rate of growth in the market for data storage products generally and for the types of products we sell in particular; the continued and future acceptance of the products we sell; the presence of competitors with greater technical, marketing and financial resources; our ability to promptly and effectively respond to technological change to meet evolving customer needs; our ability to successfully expand our operations; and our success at integrating with our own operations the operations and management of any business we acquire. Additional factors are discussed in the Company’s Form 10-KSB for the year ended December 31, 2002, its Form 8-K dated April 4, 2003, and its other reports filed with the Securities and Exchange Commission, to which reference should be made.

About SANZ

SANZ Inc. is a nationwide storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrustTM process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ’s EarthWhereTM is a spatial data provisioning system that stores, manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

For additional information, contact Marie Gordon, SANZ Director of Marketing, 610-350-0303 or mgordon@sanz.com. Learn more about the company at www.sanz.com.

For media relations contact Heidi Juell of Origin Communications, 719-785-9900 or heidi.juell@origincom.com.

For investor relations information, contact Ronald Both of Liolios Group Inc., 949/574-3860 or ron@liolios.com.